Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

M-FOODS HOLDINGS, INC.

MFI MIDCO CORPORATION,

MFI ACQUISITION CORPORATION,

AND

MICHAEL FOODS INVESTORS, LLC

Dated as of May 20, 2010

SECTION 11.8	Counterparts	61

SECTION 11.9	Waiver of Jury Trial	61

SECTION 11.10	Representative.	62

SECTION 11.11	Performance.	63

Exhibits

Exhibit A: Limited Guarantee

Exhibit B: Contribution Agreement

Exhibit C: Form of Letter of Transmittal

Exhibit 3.4: Escrow Agreement

Exhibit 4.2: Net Working Capital

Exhibit 6.7: Commitment Letters

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 20, 2010 among (i) MFI Midco Corporation, a Delaware corporation (“Parent”), (ii) MFI Acquisition Corporation, a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), (iii) M-Foods Holdings, Inc. a Delaware corporation (the “Company”), and (iv) Michael Foods Investors, LLC, solely as representative for the Company’s stockholders (the “Representative”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately following the execution of this Agreement, the Company will obtain and deliver to Parent the written consent of the holders of 100% of the issued and outstanding shares of Common Stock (the “Stockholders”) irrevocably approving this Agreement, the Merger and the transactions contemplated by this Agreement (the “Stockholder Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company is delivering to Parent written evidence from THL Managers V, LLC (“THL”) agreeing to terminate the Management Agreement in accordance with its terms, with effect as of the Closing, without any additional cost, obligation, liability or loss to the Company (the “Management Termination Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent is delivering to the Company a limited guarantee in favor of the Company in the form of Exhibit A hereto (the “Guarantee”) of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI GmbH & Co. KG (the “Guarantors”), dated as of the date hereof;

WHEREAS, on the Closing Date immediately prior to the Effective Time, the entities set forth on Schedule 1 hereto (the “Contributors”) will contribute (the “Contribution”) shares of Common Stock (such shares, the “Contributed Shares”) to MF Holding Corporation, Parent’s parent corporation (“Holdco”), pursuant to that certain Contribution Agreement dated as of the date hereof in the form of Exhibit B hereto (the “Contribution Agreement”) in exchange for the same type of securities of Holdco purchased by the Guarantors; and

WHEREAS, subject to the terms and conditions of this Agreement, Parent also desires the cancellation of all of the issued and outstanding options to acquire shares of Common Stock, which as of the date hereof consists of options to acquire 28,871 shares of Common Stock (held as indicated by the Persons listed on Schedule 5.4(a) (the “Optionholders”)), and the Company desires to cancel the Options in exchange for payment by Parent to the Optionholders of the consideration described herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Actual Adjustment” means (x) the Final Merger Consideration less (y) the Estimated Merger Consideration.

“Adjustment Holdback Amount” means an amount equal to $10,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Option Exercise Amount” means the aggregate amount of the per share exercise price payable for all of the Options that are outstanding immediately prior to the Effective Time.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means, with respect to the Company and its Subsidiaries, the amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, excluding all amounts that are required to be posted as collateral as “Maintenance Margin Requirements” (but including any amounts posted as collateral in excess of such “Maintenance Margin Requirements”) in connection with any forward contracts, futures or other hedging arrangements of the Company or any of its Subsidiaries, in each case as of the close of business on the day immediately preceding the Closing Date, determined in accordance with GAAP.

“Closing Merger Consideration Per Common Share” means (x) (1) the sum of the Estimated Merger Consideration plus the Estimated Option Exercise Amount, divided by the (2) Aggregate Securities, less (y) the Per Share Holdback Amount.

“Closing Option Cancellation Amount” shall equal (x) the Estimated Option Cancellation Amount less (y) (1) the Per Share Holdback Amount multiplied by (2) the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder.

“Code” mean the Internal Revenue Code of 1986, as amended.

“Company Notes” means the 9.75% senior discounted notes due 2013 of the Company with $154,061,000 in aggregate principal amount outstanding as of the date hereof.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by GS Capital Partners VI Fund, L.P. for the benefit of Michael Foods, Inc., dated as of February 22, 2010.

“Contract” means any contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding, or other agreement to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments or supplements thereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 1, 2009, among Michael Foods, Inc., as the Borrower, the Company, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, the other Lenders party thereto, Banc of America Securities LLC as Lead Arranger and Book Manager, Cooperative Centrale Raiffeisen – Boerenleenbank B.A., “Rabobank International”, New York Branch, as Syndication Agent and Bank of Tokyo-Mitsubishi UFJ Trust Company and Northwest Farm Credit Services, PCA, as Co-Documentation Agents.

“Deferred Compensation Plan” means the Company’s Deferred Compensation Plan, dated November 20, 2003, as amended.

“Deferred Compensation Plan Payments” means the payments made or required to be made pursuant to the Deferred Compensation Plan as a result of the Closing.

“DGCL” means the General Corporation Law of the State of Delaware as in effect from time to time.

“Environmental Law” means any Law relating to the protection of the environment, occupational health and safety as it relates to exposure to Hazardous Materials, or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and

Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts.

“GAAP” means generally accepted accounting principles in the United States consistently applied throughout the relevant periods.

“Governmental Body” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local, foreign, or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is toxic, ignitable, reactive, corrosive, radioactive or caustic, or is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (in each case, including (x) any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment, consent and other fees, reimbursements, indemnities and all other amounts payable in connection therewith and (y) termination fees, expenses or breakage costs due upon prepayment of or payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; provided that, any Parent Tender Costs shall not be considered Indebtedness and instead shall be paid by Parent in accordance with Section 7.13 hereof); (ii) all obligations of such Person created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property (but excluding trade accounts payable and other accrued current liabilities); (iii) all interest rate swaps of the Company or any of its Subsidiaries; (iv) all obligations (including accrued interest) of such Person under leases required to be capitalized in accordance with GAAP (“Capitalized Leases”); (v) all obligations, contingent or otherwise, of such Person in respect of any letters of credit or bankers’ acceptances or similar instruments (in each case to the extent drawn and unpaid); (vi) any amounts that are the subject of avoidance actions, including any amounts determined by a Governmental Body to have been preference payments or fraudulent conveyances; and (vii) all obligations of another Person of the type referred to in clauses (i) through (vi) guaranteed by or secured by any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such Person) in each case including any and all accrued interests, prepayment premiums, prepayment penalties, commitment, consent and other fees related thereto; provided that in no event shall forward contracts, futures or other hedging arrangements of the Company or any of its Subsidiaries constitute Indebtedness. For the avoidance of doubt, all obligations of the Company, or any of its Subsidiaries, incurred in connection with the industrial revenue bond financings, including those listed on Schedule 1.1(a), shall constitute Indebtedness of the Company or its Subsidiary, as applicable, for all purposes of this Agreement.

“Intellectual Property” means (i) patents and patent applications, (ii) registered trademarks and service marks and applications to register trademarks and service marks, including all goodwill associated therewith, (iii) registered copyrights and applications to register copyrights, (iv) registered domain names, and (v) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Company” means the knowledge, after reasonable inquiry, of any of James Dwyer, Jr., Mark Westphal or Carolyn V. Wolski.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, administrative requirement or other restriction of any Governmental Body.

“Legal Proceeding” means any judicial, administrative, investigative or arbitral actions, suits, claims, hearings, audits, inquiries or proceedings (public or private) by or before a Governmental Body.

“Letter of Transmittal” means a letter of transmittal in substantially the form attached hereto as Exhibit C.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Management Agreement” means that certain Management Agreement dated as of November 20, 2003, by and between Michael Foods, Inc. and THL.

“Marketing Period” means the first period of 30 consecutive business days after the date of this Agreement, beginning on the first day after delivery of all Required Information to Parent, throughout and at the end of which (i) Parent shall have all Required Information and (ii) the conditions set forth in Section 8.1 and 8.2 have been satisfied (other than conditions that by their nature can only be satisfied at Closing and other than the condition set forth in Section 8.1(g) (tender condition)) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-business day period; provided that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 30 business-day period, PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the Audited Financial Statements.

“Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, (a) has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (v) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (vi) the effect of any changes in applicable Laws or accounting rules; (vii) any effect resulting from the public announcement of this Agreement; or (viii) compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided, however, that any Event or Events set forth in the foregoing clauses (i), (ii), (v) or (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect, to the extent such Event or Events have, or are reasonably expected to have, a disproportionate adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole) relative to other Persons similarly situated; or (b) would, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Net Working Capital” shall have the meaning and be calculated using the categories, and in accordance with the example, set forth in Exhibit 4.2 attached hereto.

“Net Working Capital Adjustment” means the amount by which (a) the Net Working Capital as of the close of business on the day immediately preceding the Closing exceeds the Target Net Working Capital by more than $1,500,000 or (b) the Net Working Capital as of the close of business on the day immediately preceding the Closing is less than the Target Net Working Capital by more than $1,500,000; provided that any amount which is calculated pursuant to this clause (b) shall be deemed to be a negative number.

“Notes” means the Subordinated Notes and the Company Notes.

“Option” means the unexercised portion of each and every option to purchase Common Stock which is or will be outstanding as of the Closing Date, pursuant to the terms of the Company’s 2003 Amended and Restated Stock Option Plan.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practice.

“Per Share Holdback Amount” means an amount equal to (x) the Adjustment Holdback Amount divided by (y) the Aggregate Securities less the Contributed Shares.

“Permits” means any approvals, authorizations, registrations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance made available to Parent; (ii) Liens for Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings (promptly instituted and conducted) during which collection or enforcement is stayed and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith; (iv) zoning, entitlement and other similar land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are not violated by the correct use and occupancy of such real property or the operation of the business; (v) title of a lessor under a capital or operating lease; (vi) Liens that will be released prior to or as of the Closing; (vii) Liens arising under this Agreement; (viii) Liens created by or through Parent or Merger Sub, (ix) Liens set forth on Schedule 1.1(b); and (x) such other Liens, if any, that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Prior Purchase Agreement” means any stock purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement entered into on or after January 1, 2007 pursuant to which the Company or any of its Subsidiaries entered into any merger or consolidation with any Person, or acquired or disposed of all or substantially all of the assets, properties, securities or business of any Person for consideration in excess of $3,000,000.

“Related Party” means (i) any stockholder or any officer or director of the Company or any of its Subsidiaries, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (i) above, (iii) any Affiliate of any of the Persons listed in clause (i) or (ii) above, (iv) any corporation or organization of which such Person listed in clause (i) or (ii) above is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity interests, other than the Company or any of its Subsidiaries, and (v) any trust or other estate in which any of the Persons listed in clause (i) or (ii) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, other than the Company or any of its Subsidiaries.

“Schedules” means the Company Disclosure Schedules and the Parent Disclosure Schedules.

“Subordinated Notes” means the 8% senior subordinated notes due 2013, of Michael Foods, Inc. with $150,000,000 in aggregate principal amount outstanding as of the date hereof.

“Subsidiary” of any Person means any other Person of which 50% or more of the outstanding voting securities or other voting equity interests, or 50% or more of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.

“Target Net Working Capital” means $120,649,000.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, escheat, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether disputed or not, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means all returns, declarations, reports, estimates, claims for refund, information returns and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“THL Management Fees” means all amounts due and payable to THL pursuant to the Management Agreement.

“Transaction Expenses” means all of the fees and expenses of the Company or any of its Subsidiaries paid or payable in connection with the transactions contemplated by this Agreement including, without limitation, (i) the amount of all attorneys’ fees and investment banker fees and associated costs and expenses incurred by the Company or any of its Subsidiaries or any Stockholders which are the responsibility of the Stockholders or the Company pursuant to the terms of this Agreement, (ii) all fees payable by the Company or any of its Subsidiaries to any stockholder of the Company or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, including the THL Management Fees and any amounts payable in connection with the termination of the Management Agreement, (iii) all change of control, closing or signing bonuses and/or severance or retention or similar payments payable or benefits provided to any officer, director or employee of the Company or any of its Subsidiaries solely as a result of the Merger and not as a result of any events occurring post-Closing and any gross up payments relating to any tax imposed under Section 4999 of the Code arising in connection with any of the foregoing, including, for the avoidance of doubt, any such payments made or benefits provided to Messrs. Ostrander or Reedy, regardless of the date of their date of separation, and (iv) all Deferred Compensation Plan Payments, in each case, if and to the extent such fees and expenses are current expenses not previously reflected on the Financial Statements; provided, however, that the following shall not be considered Transaction Expenses: any fees and expenses of Parent or Merger Sub in connection with the Financing, and fees and expenses paid as transaction fees or management fees to Affiliates of Parent, and any other fees and expenses of Parent, Merger Sub or any of their Affiliates.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Firm	4.3(b)
Acquisition Transaction	7.11
Aggregate Merger Consideration	4.1(a)
Aggregate Options	4.1(b)
Aggregate Securities	4.1(b)
Aggregate Shares	4.1(b)
Agreement	Recitals
Alternative Financing	7.12
Antitrust Division	7.4(a)
Antitrust Laws	7.4(b)
Audited Financial Statements	5.6(a)
Bankruptcy and Equity Exception	5.2
Buying Parties	11.11(a)
Capitalized Leases	1.1 (definition of Indebtedness)
Certificate	3.3(b)
Certificate of Merger	2.2
Claim	7.7(b)
Closing	10.1
Closing Cash	4.3(a)
Closing Date	10.1
Closing Indebtedness	4.3(a)
Closing Statement	4.3(a)
Closing Transaction Expenses	4.3(a)

Term	Section

Commitment Letters	6.7
Committed Debt Financing	6.7
Common Stock	3.1(b)
Company	Recitals
Company Benefit Plan	5.13(a)
Company Disclosure Document	7.9(b)
Company Disclosure Schedules	Introductory paragraph to Article V
Company Documents	5.2
Company Employees	7.9(a)
Company Intellectual Property	5.11(a)
Company Pension Plan	5.13(d)
Company Tender Costs	7.13
Contributed Shares	Recitals
Contribution	Recitals
Contribution Adjustment	4.4
Contribution Agreement	Recitals
Contributors	Recitals
Debt Commitment Letter	6.7
Debt Financing	6.7
Effective Time	2.2
Employment Laws	5.14(b)
Equity Commitment Letter	6.7
Equity Financing	6.7
ERISA	5.13(a)
Escrow Agreement	3.4
Estimated Cash	4.2(b)
Estimated Indebtedness	4.2(b)
Estimated Merger Consideration	4.2(a)
Estimated Option Cancellation Amount	4.2(a)
Estimated Statement	4.2(a)
Estimated Transaction Expenses	4.2(b)
Excluded Representations	8.1(a)
Final Merger Consideration	4.3(e)
Financial Statements	5.6(a)
Financing	6.7
FTC	7.4(a)
Guarantee	Recitals
Guarantors	Recitals
Holdco	Recitals
Indemnitee(s)	7.7(a)
Leased Real Property	5.10(b)
Licensed Intellectual Property	5.11(a)
Major Customers and Suppliers	5.21
Management Termination Agreement	Recitals
Material Contract(s)	5.12(a)

Term	Section

Maximum Premium	7.7(c)
Merger	Recitals
Merger Consideration Per Common Share	4.1(b)
Merger Sub	Recitals
New Debt Commitment Letters	7.12(a)
Objection Notice	4.3(b)
Option Cancellation Amount	3.2
Optionholders	Recitals
Owned Real Property	5.10(a)
Parent	Recitals
Parent Disclosure Schedules	Introductory Paragraph to Article VI
Parent Documents	6.2
Purchase Price Adjustments	4.3(e)(iii)
Required Information	7.12(b)
Parent Tender Costs	7.13
Securities Act	6.5
Specified Persons	10.5(d)
Stockholder Consent	Recitals
Stockholders	Recitals
Surviving Corporation	2.1
Tender Offers	7.13
Termination Date	10.2(a)
Termination Fee	10.5(b)
THL	Recitals
Transfer Taxes	11.1
Unaudited Financial Statements	5.6(a)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the other Company Documents and Parent Documents.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation and such item and underlying number are specifically set forth on the Disclosure Schedules hereto, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

No Drafting Presumptions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL and Section 2.4 of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other future time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 2.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of the Company shall be amended in the Merger to be in a form to be mutually agreed between the Company and Parent, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law.

(b) The by-laws of the Company shall be amended in the Merger to be in a form to be mutually agreed between the Company and Parent, and as so amended shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 2.5 Directors. From and after the Effective Time the directors of Merger Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Officers. From and after the Effective Time the officers of the Company shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES;

PAYMENTS

SECTION 3.1 Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub outstanding as of the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(b) Company Common Stock. Each share of the common stock, par value $0.01, of the Company (the “Common Stock”) outstanding as of the Effective Time (other than the shares to be canceled pursuant to Section 3.1(c) or Section 3.1(d) below) shall be converted into the right to receive the Merger Consideration Per Common Share.

(c) Cancellation of Treasury Stock. Each share of Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.

(d) Cancellation of Stock Owned by Parent. Each share of Common Stock that is owned by Parent, Holdco or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.

SECTION 3.2 Cancellation of Options. In accordance with the terms of the Company’s 2003 Amended and Restated Stock Option Plan, the Company shall take all actions necessary to cause all unvested Options to become fully vested on the Closing Date and the Company shall cause all the Options to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive the Merger Consideration Per Common Share multiplied by the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, minus the aggregate exercise prices for the Common Stock issuable upon exercise of the Options held by such Optionholder and any required withholding Taxes (the “Option Cancellation Amount”).

SECTION 3.3 Payments.

(a) On the Closing Date immediately prior to the Effective Time, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all Indebtedness outstanding under the Credit Agreement (including, for the avoidance of doubt, any and all prepayment or similar fees), by wire transfer of immediately available funds as directed by the Credit Agreement payoff letter, and cause all Liens relating thereto to be released and terminated.

(b) Immediately after the Effective Time, Parent shall cause the Surviving Corporation: (i) to pay the applicable Closing Merger Consideration Per Common Share to each holder of Common Stock (other than the Contributors with respect to their Contributed Shares) that has either tendered to Parent or to the Surviving Corporation certificate(s) representing all of such holder’s shares of Common Stock (the “Certificate”), to be converted in the Merger (such Certificates to be duly endorsed in blank or accompanied by stock powers duly executed in blank, together with a duly executed Letter of Transmittal attached hereto as Exhibit C and wire instructions for such holder’s receipt of such payment) or delivered a lost certificate affidavit to the effect that such certificates have been lost, stolen or destroyed, (ii) to pay the applicable Closing Option Cancellation Amounts, and (iii) to pay the Deferred Compensation Plan Payments (net of any required withholding Taxes) in accordance with the Deferred Compensation Plan and any required withholding Taxes. For the avoidance of doubt, Parent shall not be obligated to make any cash payment of the Closing Merger Consideration Per Common Share to any Contributor in respect of its Contributed Shares.

SECTION 3.4 Escrow Agreement. On the Closing Date Parent, the Representative and the Company shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date which shall be substantially in the form attached hereto as Exhibit 3.4 (the “Escrow Agreement”), and Parent shall deliver the Adjustment Holdback Amount to the Escrow Agent which shall be held by the Escrow Agent pursuant to the Escrow Agreement.

SECTION 3.5 No Further Ownership Rights in Common Stock. The Aggregate Merger Consideration paid in accordance with the terms of this Article III and Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Common Stock (and all Options), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock (or Options) that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

SECTION 3.6 Unclaimed Consideration. Any portion of the Aggregate Merger Consideration that remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of any such holder’s claim for a portion of the Aggregate Merger Consideration with respect to such Certificate, without interest thereon, in accordance with this Article III. If any Certificate shall not have been surrendered immediately prior to such date on which any portion of the Aggregate Merger Consideration with respect thereto would otherwise escheat to or become the property of any Governmental Body, any such portion of the Aggregate

Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 3.7 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of any state, local or foreign Law with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Corporation as the case may be.

ARTICLE IV

DETERMINATION OF AGGREGATE MERGER CONSIDERATION; CLOSING

ESTIMATES AND PURCHASE PRICE ADJUSTMENTS

SECTION 4.1 Aggregate Merger Consideration and Merger Consideration Per Common Share.

(a) “Aggregate Merger Consideration” shall mean, without duplication, $1,675,000,000, less (i) Indebtedness of the Company and its Subsidiaries as of the close of business on the day prior to the Closing Date, plus (ii) Cash, less (iii) Transaction Expenses unpaid as of the close of business on the day prior to the Closing Date, plus (viii) the Net Working Capital Adjustment, which may be deemed to be a negative number.

(b) The “Merger Consideration Per Common Share” shall equal:

  AMC + AOEA

    CS + O

and the abbreviations in the equation above have the following meanings:

AMC: Aggregate Merger Consideration;

AOEA: Aggregate Option Exercise Amount

CS: Number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, including the Contributed Shares (the “Aggregate Shares”); and

O: Aggregate number of shares of Common Stock for which Options outstanding immediately prior to the Effective Time are exercisable (the “Aggregate Options”, and together with the Aggregate Shares, the “Aggregate Securities”).

As of the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration as provided in this Article IV.

SECTION 4.2 Closing Estimates.

(a) Not less than three Business Days prior to the Closing, the Company shall prepare and deliver to Parent (i) a statement (the “Estimated Statement”) prepared in reasonable detail reflecting the Company’s good faith estimate of the Aggregate Merger Consideration (the “Estimated Merger Consideration”) and the Option Cancellation Amount (the “Estimated Option Cancellation Amount”) and (ii) a letter stating the amount of the payment required to repay in full the Indebtedness under the Credit Agreement on the Closing Date pursuant to Section 3.3(a).

(b) In connection with determining the Estimated Merger Consideration and the Estimated Option Cancellation Amount, the Company shall estimate the Net Working Capital Adjustment, Indebtedness of the Company and its Subsidiaries as of the close of business on the day prior to the Closing Date (the “Estimated Indebtedness”), Cash (the “Estimated Cash”) and Transaction Expenses unpaid as of the close of business on the day prior to the Closing Date (the “Estimated Transaction Expenses”).

SECTION 4.3 Post-Closing Adjustments

(a) As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Representative (on behalf of the Stockholders) a statement (the “Closing Statement”) setting forth the Surviving Corporation’s calculation of the Aggregate Merger Consideration, including the Surviving Corporation’s calculation of the Net Working Capital Adjustment, Indebtedness of the Company and its Subsidiaries as of the close of business on the day prior to the Closing Date (the “Closing Indebtedness”), Cash (the “Closing Cash”), and Transaction Expenses unpaid as of the close of business on the day prior to the Closing Date (the “Closing Transaction Expenses”), which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit 4.2.

(b) The Surviving Corporation and Parent shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall cooperate with the Representative in seeking to obtain work papers from the Surviving Corporation pertaining to or used in connection with the preparation of the Closing Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to Parent’s and the Surviving Corporation’s employees and accountants as reasonably requested by the Representative. If the Representative (on behalf of the Stockholders) disagrees with any part of the Surviving Corporation’s calculation of the Aggregate Merger Consideration as set forth on the Closing Statement, the Representative shall, within thirty (30) days after the Representative’s receipt of the Closing Statement, notify Parent in writing of such disagreement by setting forth the Representative’s calculation of the Aggregate Merger Consideration, including the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses describing the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to Parent, then Parent and the Representative (on behalf of the Stockholders) shall negotiate in good faith to resolve their disagreements with respect to the computation of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. In the event that Parent and the Representative are unable to resolve all such disagreements within twenty (20) days after Parent’s receipt of such Objection Notice, Parent or the Representative may submit such remaining disagreements to Deloitte LLP or any other nationally recognized certified public accounting firm as is reasonably acceptable to Parent and the Representative (the “Accounting Firm”). If no Objection Notice is delivered within such thirty (30) day period, or if Parent and the Representative agree upon all matters in dispute within the twenty (20) day period specified in this Section 4.3(b), the Closing Statement, as furnished by Parent or as adjusted to reflect any such agreements (as applicable) shall be conclusive and binding upon all parties hereto.

(c) Parent and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within forty-five (45) days after its retention. The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Representative’s respective calculations of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Surviving Corporation’s and the Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by Parent and the Representative (i.e., not on independent review) and on the definitions set forth in this Agreement. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations).

(d) The costs and expenses of the Accounting Firm in determining the Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be borne by Parent, on the one hand, and the Representative (on behalf of the Stockholders and Optionholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Parent claims the Net Working Capital Adjustment is $1,000 less than the amount determined by the

Representative, and the Representative contests only $500 of the amount claimed by Parent, and if the Accounting Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Representative (on behalf of the Stockholders) and 40% (i.e., 200 ÷ 500) to Parent.

(e) Within five (5) Business Days after Aggregate Merger Consideration is finally determined pursuant to this Section 4.3 (such finally determined Aggregate Merger Consideration, the “Final Merger Consideration”):

(i) If the Actual Adjustment is a positive amount, Parent will pay, or cause to be paid, to the Representative (on behalf of the Stockholders and Optionholders) for distribution to the Stockholders and Optionholders in accordance with Schedule 5.4(a), such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of other immediately available funds.

(ii) If the Actual Adjustment is a negative amount, Parent and the Representative will instruct the Escrow Agent to pay to Parent such negative amount, net of applicable withholding taxes, if any, from the Adjustment Holdback Amount by wire transfer or delivery of other immediately available funds. If the Adjustment Holdback Amount is insufficient to pay such negative amount, as provided in the Letter of Transmittal, each of the Stockholders shall pay to or as directed by Parent, by wire transfer or delivery of other immediately available funds within three (3) Business Days following receipt of notice, the amount of any shortfall pro-rata based on their ownership of Common Stock as reflected on Schedule 5.4(a).

(iii) Any payment to be made pursuant to this Section 4.3(e) (the “Purchase Price Adjustments”) shall be increased by an amount equal to the product of such payment multiplied by a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over three hundred sixty (360), from the Closing Date to the date of payment. All Purchase Price Adjustments shall be treated by all parties for tax purposes as adjustments to the Aggregate Merger Consideration.

SECTION 4.4 Pre-Closing Agreement. The parties hereto agree that in the event that any calculation in Article III or in this Article IV results in (x) any Stockholder or Optionholder being entitled to receive consideration in an amount greater than or less than the amount such Stockholder would have received hereunder if there were no Contribution or (y) Parent being required to pay an amount greater than or less than the amount aggregate Parent would have paid hereunder if there were no Contribution, this Agreement shall be interpreted and/or amended, to the extent necessary, prior to Closing, to (a) adjust as appropriate (i) the amount to be paid in cash to the Contributors hereunder so as to reflect the value of the Common Stock subject to the transactions contemplated by the Contribution Agreement and (ii) the portion of the Adjustment Holdback Amount related thereto and (b) adjust as appropriate (i) the amount to be paid in cash so as to reflect the value of any Common Stock not subject to the Contribution and (ii) the portion of the Adjustment Holdback Amount related thereto (any such adjustment, a

“Contribution Adjustment”). In addition, in the event that Parent and any members of management of the Company and/or any of its Subsidiaries agree that such members of management may contribute shares of Common Stock to Holdco or exchange Options for options of Holdco in connection with the Merger, the parties hereto agree to cooperate and take all action reasonably necessary prior to Closing to effect such contribution, and that this Agreement shall be interpreted and/or amended, to the extent necessary to make a similar Contribution Adjustment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedules (the “Company Disclosure Schedules”) delivered to Parent and Merger Sub in connection with this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that each statement contained in this Article V is true, correct and complete. The Company Disclosure Schedules have been arranged in sections corresponding to the Sections of this Article V. Each section of the Company Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedules to the extent it is readily apparent that such information applies to such other section.

SECTION 5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority and governmental authorizations to own, operate, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds properties or assets, or conducts business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

SECTION 5.2 Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated hereby and thereby (the “Company Documents”), and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, including, to the extent required by the DGCL and the Company’s certificate of incorporation, as amended, stockholder approval, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any Company Document and the consummation of the transactions contemplated hereby and thereby. The Stockholder Consent is irrevocable and is the only vote of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

SECTION 5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 5.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or violate the certificate of incorporation and by-laws or comparable organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any: (a) Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (b) Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (c) applicable Law, other than, in the case of clause (ii), for such items that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings (i) required to be made under the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder and any other applicable Antitrust Laws, (ii) as may be required by any applicable federal or state securities or “blue sky” laws, and (iii) the absence of which, or the failure to make which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

SECTION 5.4 Capitalization.

(a) The entire authorized capital stock of the Company consists of 510,000 shares of Common Stock, of which 476,215.49 are issued and outstanding, 32,277 of which are reserved for issuance under the Company’s 2003 Amended and Restated Stock Option Plan and none of which is held in treasury. Schedule 5.4(a) sets forth (i) the names of the holders of record and beneficial owners of all shares of Common Stock and the number of shares held by each such holder and (ii) the names of the holders of each outstanding Option, the number of shares of Common Stock subject thereto and the exercise price thereof.

(b) All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities Laws or exemptions therefrom and, except as set forth in Schedule 5.4(b), were not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound.

(c) Except as set forth above and in Schedule 5.4(c), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries.

(d) Except as set forth in Schedule 5.4(d), there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(e) None of the Company nor any of its Subsidiaries is a party to and, to the Knowledge of the Company, there will not be, whether or not the Company or any of its Subsidiaries is a party thereto, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement with respect to the purchase, sale or voting of any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any of its Subsidiaries, other than this Agreement and except as set forth on Schedule 5.4(e).

SECTION 5.5 Subsidiaries.

(a) Schedule 5.5(a) sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation. Except as set forth on Schedule 5.5(a), the Company does not, directly or indirectly own, of record or beneficially, or directly or indirectly hold, the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.

(b) All outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned by the Company, directly or indirectly through one or more of its wholly-owned Subsidiaries, free and clear of any Liens, other than restrictions under applicable securities Laws and Permitted Exceptions. Each Subsidiary is a corporation, limited liability company, limited company or cooperative duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate, limited liability company, limited company or cooperative power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is obligated to make any capital contribution or to assume or otherwise become liable for any Indebtedness or obligations to make any payments with respect to any investment in any other Person.

SECTION 5.6 Financial Statements.

(a) The Company has delivered to Parent copies of the following financial statements: (i) the audited consolidated balance sheets of the Company, Michael Foods, Inc. and its Subsidiaries as of December 29, 2007, January 3, 2009 and January 2, 2010 and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at April 3, 2010 and the related consolidated statements of income and cash flows of the Company, Michael Foods, Inc. and its Subsidiaries for the thirteen-week period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements (i) are complete in all material respects, have been prepared in accordance with GAAP consistently applied, (ii) are consistent with the books and records of the Company and (iii) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items which, if presented, would not be materially different from those in the Audited Financial Statements.

(b) The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and its Subsidiaries and (ii) all transactions of the Company and its Subsidiaries.

SECTION 5.7 No Undisclosed Liabilities. Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any Indebtedness, obligations or liabilities of any kind, whether accrued, absolute, fixed or contingent (together the “Liabilities”) other than Liabilities (i) set forth on Schedule 5.7, (ii) incurred in the Ordinary Course of Business after January 2, 2010, (iii) incurred in connection with the transactions contemplated hereby, (iv) that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, or (v) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Absence of Certain Developments. Except as contemplated by this Agreement and except as set forth in Schedule 5.8, since January 2, 2010 (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and (ii) there has not been any Event that, individually or in the aggregate together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.8 and except as expressly contemplated by this Agreement, since January 2, 2010 neither the Company nor any of its Subsidiaries has taken any actions or omitted to take any actions which, had such actions or omissions occurred after the date of this Agreement and prior to the Closing, would have breached any of the covenants contained in Section 7.2.

SECTION 5.9 Taxes.

Except as set forth on Schedule 5.9:

(a) The Company and each of its Subsidiaries has timely filed all income and all other material Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects, and all material amounts of Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b) All material amounts required to have been collected or withheld by the Company or any of its Subsidiaries for the payment of Taxes have been, or will be, withheld and timely remitted to the Taxing Authority to whom such payment is due.

(c) No examination, audit, claim, assessment, deficiency or other Legal Proceeding is pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (which waiver or extension is still in effect), and no requests for waivers of the time to assess any Tax have been made that are still pending.

(e) In the past three years, no written claim or, to the Knowledge of the Company, any other claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company and/or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) Except for any group of which the Company is the common parent, none of the Company or any of its Subsidiaries is or was a member of an Affiliated Group or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract (including any Tax allocation, sharing or similar agreement), or otherwise.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) installment sale or any disposition reported as an “open transaction” made on or prior to the Closing Date.

(j) Each material Tax election made by the Company and/or any of its Subsidiaries has been timely and properly made.

(k) This Section 5.9 represents the sole and exclusive representations and warranties of the Company regarding Tax matters.

SECTION 5.10 Real and Personal Property.

(a) Schedule 5.10(a) sets forth all of the real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries owns fee title to each parcel of real property owned by it free and clear of all Liens and other encumbrances of any nature whatsoever, other than Permitted Exceptions. Such real property includes all real property, easements, rights of way, and other real property interests appurtenant to the real property (when taken together with the leases described in Section 5.10(b) hereof) necessary to conduct the business and operations of the Company as presently conducted.

(b) The real property demised by the leases listed on Schedule 5.10(b) (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the attached Schedule 5.10(b), the Leased

Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. The Company has delivered or made available to Parent complete and accurate copies of each of the leases described on Schedule 5.10(b), and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Parent. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Leased Real Property.

(c) With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property), to the Knowledge of the Company, the Company and its Subsidiaries have good and marketable title to, or hold pursuant to valid and enforceable leases free and clear of any Liens other than Permitted Exceptions, all such properties and assets necessary to the conduct of the businesses of the Company and its Subsidiaries.

SECTION 5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and registered service marks and trademark applications and service mark applications, registered copyrights and copyright applications, and registered domain names owned by the Company and its Subsidiaries (collectively, “Company Intellectual Property”) and (ii) licenses of Intellectual Property granted by third parties to the Company or any of its Subsidiaries, except licenses of commercially available off-the-shelf software, that are material to the business (“Licensed Intellectual Property”). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries: (a) is the owner of all right, title and interest in and to each listed item of Company Intellectual Property free and clear of all Liens except Permitted Exceptions, and (b) is entitled to use each item of Licensed Intellectual Property in the operation of its business as currently conducted in all material respects.

(b) The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate the Intellectual Property of any Person, except to the extent that such infringement or misappropriation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in material breach or material violation of, or material default under, any Contract pursuant to which it licenses Intellectual Property to or from any Person.

(c) Except as set forth on Schedule 5.11(c), since January 1, 2007, no action, suit, proceeding, or claim (including any offer of license) has been made, is pending, has been asserted or, to the Knowledge of the Company, is threatened by any person asserting that the current use by the Company or any of its Subsidiaries of the Company Intellectual Property infringes Intellectual Property of a third party. There are no pending claims asserted or threatened by the Company or any of its Subsidiaries against any third party involving an infringement or misappropriation by a third party of any Company Intellectual Property or trade secrets of the Company or its Subsidiaries that are material to the business, and, to the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates Company Intellectual Property or trade secrets of the Company or its Subsidiaries.

(d) The consummation of the transactions contemplated herein shall not result in a loss of, or otherwise adversely affect, any rights of the Company or any of its Subsidiaries in any Intellectual Property, or subject the Company or any of its Subsidiaries to any increase in royalties or other payments in respect of any Licensed Intellectual Property, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth all of the following Contracts (each a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound (excluding any Contract covered by Section 5.13) and which:

(i) involve payments of more than $1,000,000 per year and relate to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or any of its Subsidiaries, other than Permitted Exceptions;

(ii) are for joint ventures, partnerships or other similar arrangements involving a sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person;

(iii) provide for severance, retention, change of control or other similar payments involving payments in excess of $1,000,000;

(iv) constitute license or royalty agreements involving expected payments of more than $500,000 in any twelve months covered by such license or agreement;

(v) constitute a lease or agreement under which it is a lessee of, or holds or operates any personal property owned by any other Person, for which the annual rent exceeds $100,000;

(vi) impose any restrictions upon the ability of the Company or any of its Subsidiaries or any of their respective Affiliates from freely engaging in their respective businesses anywhere in the world;

(vii) constitute a standstill or similar agreement pursuant to which a party has agreed not to acquire assets or securities of any other party or any of its Affiliates;

(viii) constitute a guaranty of any obligation of any Person (other than the Company or its Subsidiaries);

(ix) relate to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or its Subsidiaries of more than $5,000,000 per year (other than purchases made pursuant to purchase orders in the Ordinary Course of Business);

(x) relate to the supply of products or services or sales by the Company or its Subsidiaries involving in any such case payments to the Company or its Subsidiaries of more than $5,000,000 per year (other than sales made pursuant to purchase orders in the Ordinary Course of Business);

(xi) relate to the pending acquisition or sale of a business having a fair market value in excess of $1,000,000;

(xii) constitute a Prior Purchase Agreement entered into by the Company or any of its Subsidiaries or any purchase agreement for the purchase of all or substantially all the assets or securities or business of a Person that contains any indemnification provision that is currently in effect;

(xiii) contain any put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(xiv) constitute an employment agreement or option agreement with an executive officer of the Company;

(xv) constitute a consulting agreement providing for payments thereunder in excess of $250,000 in the aggregate;

(xvi) constitute a contract under which a Person (other than the Company, any of its Subsidiaries or any of their respective customers) is advanced or loaned an amount exceeding $300,000;

(xvii) constitute an agreement with any Governmental Body, including any subcontracts to which the Company or any of its Subsidiaries has been a party since January 1, 2007 pursuant to which payments thereunder would exceed $500,000 in the aggregate; or

(xviii) if terminated, would, individually, have or reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.12(b), each Contract listed on Schedule 5.12(a) is in full force and effect and neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default in any material respect by the Company and its Subsidiaries under any Material Contract.

(c) Except as set forth in Schedule 5.12(c), neither the Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract.

(d) Complete and correct copies of all Material Contracts listed on Schedule 5.12(a), together with all modifications and amendments thereto substantially changing the business terms of such Contracts, have been made available to Parent.

SECTION 5.13 Employee Benefits Plans.

(a) Schedule 5.13(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee plan or agreement maintained by the Company or any of its Subsidiaries, including, without limitation, employment agreements entered into by the Company or any of its Subsidiaries (each, a “Company Benefit Plan”). The Company has made available to Parent correct and complete copies (other than with respect to a multiemployer plan) of (i) each Company Benefit Plan and all amendments thereto (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract or other funding arrangement relating to any Company Benefit Plan. The Company Benefit Plans are all in compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) None of the Company or any ERISA Affiliate sponsors, maintains or contributes to, or has within the last six calendar years sponsored, maintained or contributed to, any Company Benefit Plan subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred and is not reasonably likely to incur any liability under Title IV of ERISA.

(c) Except as set forth on Schedule 5.13(c), none of the Company, its Subsidiaries, or any of their ERISA Affiliates contributes to, or has within the last six calendar years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that is sponsored or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) is so qualified. To the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(e) Except as set forth on Schedule 5.13(e), neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or retirement health or life insurance benefits coverage for former or current employees of the Company or any its Subsidiaries, except as required to avoid excise taxes under Section 4980B of the Code.

(f) Except as set forth in Schedule 5.13(f), the execution and delivery of this Agreement and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or other service provider, (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan (or result in adverse consequences for so doing) or (iii) result in any payment that would be characterized as an “excess parachute payment” under Section 280G(b)(1) of the Code and that is not exempted pursuant to the procedures set forth in Section 7.9(b).

(g) Neither the Company nor any of its Subsidiaries has classified an individual as an “independent contractor” or of similar status who, according to a Company Benefit Plan or applicable Law, should have been classified as an employee or of similar status, except where the failure to properly classify such individual would not result in a material liability to the Company and its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has any liability for payments or benefits due as a result of any “mass layoff” or “employment loss” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended) which has not been satisfied in full; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger any applicable provisions of any similar state or local Law.

(i) None of the Company Benefit Plans, if administered in accordance with their terms, would result in the imposition of any interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code except as would not be reasonably expected to result in a material liability.

(j) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made.

(k) This Section 5.13 represents the sole and exclusive representations and warranties of the Company regarding employee benefit matters.

SECTION 5.14 Labor.

(a) Except as set forth on Schedule 5.14 neither the Company nor any of its Subsidiaries is a party to any unexpired labor or collective bargaining agreement. The Company has made available to Parent correct and complete copies of the labor or collective bargaining agreements listed on Schedule 5.14, together with all amendments, modifications or supplements thereto in effect as of the date of this Agreement.

(b) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company or any of its Subsidiaries and no disputes concerning representation of such employees exists, (iii) unfair labor practice charges, grievances, complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employees, or group of current or former employees of the Company or any of its Subsidiaries, or (iv) written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Body responsible for the enforcement of Laws respecting employment and employment practices, withholding from wages, terms and conditions of employment, wages, hours of work and occupational safety and health (“Employment Laws”) to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

SECTION 5.15 Litigation. Except as set forth on Schedule 5.15 and Schedule 5.17, there are no (i) investigations by a Governmental Body pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; or (ii) Legal Proceedings involving, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as set forth on Schedule 5.15 and Schedule 5.17, neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order or decree of any Governmental Body.

SECTION 5.16 Compliance with Laws; Permits.

(a) (i) The Company and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations and (ii) neither the Company nor any of its Subsidiaries has received any written notice of, has Knowledge of or has been charged with, any material violation of any Laws.

(b) The Company and its Subsidiaries currently have all material Permits which are required for the operation of their respective businesses (including the operation of the Company’s and its Subsidiaries’ real property and tangible assets) as presently conducted, except where the absence of such Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.16(b), neither the Company nor any of its Subsidiaries is in default or violation, and no Event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which any of its properties or assets are bound, except for such defaults or violations as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Environmental Matters. Except as set forth on Schedule 5.17 and except as would not reasonably be expected to result in the Company or any of its Subsidiaries incurring material liabilities or expenses, (i) the Company and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes maintaining and complying with, and making all necessary filings for issuance or renewal of, all Permits required pursuant such Environmental Laws; (ii) neither the Company nor any of its Subsidiaries is a party to any pending, or to the Knowledge of the Company, threatened, Legal Proceeding, or has received any other notice, complaint, citation or other communication, alleging non-compliance with or liability under Environmental Laws which remains unresolved; (iii) no Hazardous Materials have been released into the environment on or from the Company’s current or, to the Knowledge of the Company, former owned, leased or operated premises, or resulting from the operations of the Company, in each case, which is required under applicable Environmental Laws to be investigated, abated or remediated by the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, there are no conditions: (x) that would reasonably be expected to prevent material compliance by the Company or any of its Subsidiaries with Environmental Laws, or (y) that are reasonably likely to result in the Company or any of its Subsidiaries incurring any liability or other obligation under any Environmental Laws; and (v) the Company has made available to Parent true and complete copies of all material reports, studies, analyses, tests, or monitoring possessed by the Company or its Subsidiaries pertaining to the Company’s or its Subsidiaries’ compliance with or actual or potential liability under Environmental Laws. This Section 5.17 constitutes the sole and exclusive representations and warranties of the Company with respect to environmental matters or Environmental Laws.

SECTION 5.18 Insurance. The material insurance policies maintained with respect to the Company and its Subsidiaries and their respective assets and properties are set forth on Schedule 5.18 (the “Insurance Policies”). All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and except as set forth on Schedule 5.18, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under such policies maintained by them. Neither the Company nor any of its Subsidiaries has received any notice of cancellation, termination or non-renewal of any such policies with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, termination or non-renewal.

SECTION 5.19 Transactions with Related Parties. Except as set forth on Schedule 5.19, (i) there is not, and immediately after the Closing there will not be, any Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, (ii) no Related Party has any claim or right against the Company or any of its Subsidiaries (except for employment Contracts and claims thereunder or under any Benefit Plan) and (iii) neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any Related Party in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any Related Party indebted to the Company or any of its Subsidiaries, except for advances made to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business for reimbursable business expenses anticipated to be incurred by such obligor.

SECTION 5.20 Financial Advisors. Except as set forth on Schedule 5.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.

SECTION 5.21 Customers and Suppliers. Schedule 5.21 sets forth a list of the Company’s and its Subsidiaries’ top ten (10) customers and suppliers (determined by the amount of total purchases or sales, as applicable) for the twelve-month period ending January 2, 2010 (the “Major Customers and Suppliers”). To the Knowledge of the Company, none of the Major Customers and Suppliers has threatened any termination, material change in, cancellation or material limitation of, its business relationship with the Company or any of its Subsidiaries.

SECTION 5.22 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article V (as modified by the Company Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof) and in Section 11.10(b), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Company Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof) and in Section 11.10(b), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The disclosure of any matter or item in any Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedules (the “Parent Disclosure Schedules”) delivered to the Company in connection with this Agreement, Parent hereby represents and warrants to the Company that each statement contained in this Article VI is true, correct and complete. The Parent Disclosure Schedules have been arranged in sections corresponding to the Sections of this Article VI. Each section of the Parent Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Parent Disclosure Schedules to the extent it is readily apparent that such information applies to such other section.

SECTION 6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Each of Parent and Merger Sub is a newly-formed corporation organized for the sole purpose of entering into and consummating the transactions contemplated by this Agreement and, in the case of Merger Sub, being merged with and into the Company as part of the Merger and except for the Equity Commitment Letter neither Parent nor Merger Sub has any assets (other than cash in a de minimis amount), liabilities or properties and otherwise does not conduct any business.

SECTION 6.2 Authorization of Agreement. Parent and Merger Sub each have all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Parent Document have been duly authorized by all necessary requisite action on behalf of Parent and Merger Sub respectively, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or any Parent Document. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and authorized and approved the Merger in accordance with the applicable provisions of Merger Sub’s certificate of incorporation and the DGCL. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3(a), the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will not; (i) conflict with or violate the certificate of incorporation and by-laws of Parent or Merger Sub; (ii) conflict with or result in any breach or violation of or default (with or without cancellation under, any: (a) Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (b) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (c) any applicable Law, other than, in the case of clause (ii), such items that, individually or in aggregate, would not have, or reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings (i) required to be made under the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened that would reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

SECTION 6.5 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

SECTION 6.6 Financial Advisors. Other than fees payable by Parent, Merger Sub or the Surviving Corporation on or after the Closing, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

SECTION 6.7 Financing. True, correct and complete copies of (i) the debt commitment letter dated the date of this Agreement from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC and Goldman Sachs Lending Partners LLC (the “Debt Commitment Letter”) providing for debt financing in the amounts set forth therein (the “Committed Debt Financing” and, together with the offering or private placement of the debt securities under Rule 144A of the Securities Act contemplated thereby and the engagement letters referred to therein, the “Debt Financing”), (ii) the redacted version of the Debt Financing fee letter (with all the substantive terms redacted, except to the extent necessary to confirm the absence of additional conditions to the funding of the Debt Financing), and (iii) the equity commitment letter dated the date of this Agreement from the Guarantors (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which such Persons have committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”) are attached hereto as Exhibit 6.7. All of the Commitment Letters are enforceable against Parent and Merger Sub, and to Parent’s knowledge, the other parties thereto. Assuming the accuracy of the representations and warranties set forth in Section 5.4 and performance by the Company of its obligations under this Agreement, the aggregate proceeds contemplated by the Commitment Letters will be sufficient for Parent and Merger Sub to pay the Aggregate Merger Consideration and all fees and expenses payable by them in connection with the transactions contemplated by this Agreement (after giving effect to the Contribution). As of the date of this Agreement, the obligations of the financing sources to fund the commitments under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. As of the date of this Agreement, (i) the Commitment Letters have not been amended or modified, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded, and (ii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letters by Parent or Merger Sub. Assuming the accuracy of the representations and warranties set forth in Section 5.4 and performance by the Company of its obligations under this Agreement, Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letters not being satisfied or (ii) the funding contemplated in the Commitment Letters not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement. Assuming (y) that the parties to the Commitment Letters (other than Parent and Merger Sub) perform their obligations thereunder in accordance with their terms and (z) the accuracy of the representations and warranties contained in Article V and the compliance by the Company with the covenants contained in this Agreement, at the Closing, Parent will have sufficient funds available to enable it to satisfy its payment obligations under this Agreement (after giving effect to the Contribution).

SECTION 6.8 Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and subject to the satisfaction of the conditions to Parent’s obligation to consummate the Merger set forth in Article VIII, immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including the proposed financing structure for the Merger and the payment of all amounts required under Articles III and IV and all other payments required by the terms hereof), the Surviving Corporation and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

SECTION 6.9 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges that neither the Company nor any of its Affiliates nor any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by (i) the Company in Article V (as modified by the Company Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof) and (ii) the Representative set forth in Section 11.10(b). Parent further acknowledges that none of the Company, nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent or its representatives or Parent’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby. Parent acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on the results of its own independent investigation.

ARTICLE VII

COVENANTS

SECTION 7.1 Access to Information. Prior to the Closing Date, upon reasonable notice to the Company, Parent, potential sources of capital and any rating agencies, prospective lenders and investors shall be entitled, through their respective officers, employees and representatives, to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests (provided that Parent potential sources of capital and any rating agencies, prospective lenders and investors and their respective representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company) and, at Parent’s cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to reasonably cooperate with Parent, potential sources of capital, rating agencies, prospective lenders and investors and Parent’s, potential sources of capital, rating agencies’, prospective lenders’ and investors’ representatives in connection with such investigation and examination, and Parent, potential sources of capital, rating agencies, prospective lenders and investors and their representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Parent as the representative contemplated by this Section 7.1), (i) neither Parent nor any potential sources of capital, rating agencies, prospective lenders and investors shall contact any suppliers to, or customers of, the Company in respect of this Agreement or the transactions contemplated hereby and (ii) neither Parent nor any potential source of capital, rating agency, prospective lender or investor shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

SECTION 7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise specifically contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall, and shall cause each of its Subsidiaries to:

(a) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and

(b) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (B) preserve the present relationships with customers, suppliers, licensors and licensees of the Company and its Subsidiaries and (C) keep available the services of the Company’s and its Subsidiaries’ present key employees.

(b) Without limiting the generality of the foregoing, except (i) as set forth on Schedule 7.2, (ii) as required by applicable Law, (iii) as otherwise specifically contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) issue, sell or redeem any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests;

(b) issue, sell or redeem any securities convertible or exchangeable into, or options with respect to, warrants to purchase, rights to subscribe for, or stock appreciation rights, calls or commitments of any kind with respect to any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity interests;

(c) effect any recapitalization, reclassification stock dividend, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(d) declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) amend or modify the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries;

(f) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(g) other than in the Ordinary Course of Business or as required by an existing Company Benefit Plan or any collective bargaining agreement, (A) increase the annual level of compensation of any executive officer of the Company or any other employee whose annual compensation is or would be in excess of $200,000, (B) modify or amend any Company Benefit Plan in any manner that materially increases the amount of the liability attributable to the Company or any of its Subsidiaries in respect of such Company Benefit Plan, (C) grant any unusual or extraordinary bonus to any executive officer or any other employee whose annual compensation is or would be in excess of $200,000, (D) enter into or adopt any employee benefit plan or employment or severance agreement (other than with employees which the Company is permitted to hire under subclause (E) below), or (E) hire any new executive officers or employees who, in the case of the latter, would have annual compensation in excess of $200,000 or terminate the services of any existing executive officers or employees who, in the case of the latter, have annual compensation in excess of $200,000;

(h) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Exceptions;

(i) enter into any Contract with any Related Party (other than with employees as permitted under clause (g) above or as provided in the last item on Schedule 5.19);

(j) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $2,000,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the capital expenditure budget;

(k) enter into or agree to enter into any merger or consolidation with any Person, or acquire the assets, properties, securities or business of any Person in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(l) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, other than in the Ordinary Course of Business;

(m) other than with respect to customers in the Ordinary Course of Business, loan or advance any funds to any Person such that the amount of principal of loan advances owed by such Person shall be in excess of $100,000;

(n) sell, assign, license, transfer, abandon, allow to lapse, convey or lease or otherwise dispose of any material Intellectual Property or other intangible assets of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(o) fail to maintain in full force and effect the Insurance Policies;

(p) settle any of the matters listed on Schedule 7.2(p), any criminal Legal Proceeding, or any other Legal Proceeding for an amount in excess of $500,000 or which would involve a non-monetary remedy that is material to the business;

(q) make or rescind any material election relating to Taxes, file an amended Tax Return, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or other controversy relating to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting purposes; or

(r) authorize or commit or agree to do, anything prohibited by this Section 7.2.

SECTION 7.3 Consents. Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(a), 5.3(b), 6.3(a) and 6.3(b) hereof; provided, however, that no party shall be obligated to pay any material consideration to any third party from whom consent or approval is required.

SECTION 7.4 Regulatory Approvals.

(a) Each of Parent and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within ten Business Days in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest reasonably practicable and advisable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Parent and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as reasonably practicable after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent and the Company agree to use commercially reasonable efforts to take promptly all steps which it is capable of taking to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible. Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate Parent and its Affiliates, and neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, agree or otherwise be required to sell, divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any businesses, services, assets or any interest in any businesses, services or assets of Parent, the Company, or any of their respective Affiliates or Subsidiaries.

SECTION 7.5 Further Assurances. Each of Parent and the Company shall use (and the Company shall cause each of its Subsidiaries to use) commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Closing to occur. Each of Parent, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VIII not being satisfied.

SECTION 7.6 Confidentiality. Parent agrees and acknowledges to be bound by the Confidentiality Agreement on the same terms as GS Capital Partners VI Fund, L.P. as if a signatory directly thereto. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate.

SECTION 7.7 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company’s certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect and (y) the form of indemnification agreements attached as Schedule 7.7(a), which shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.7) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.7 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent shall be permitted to participate in the defense of such Claim at its own expense. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefore policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time). In no event will Parent or the Surviving Corporation be required to expend for each covered year an amount in excess of 250% of the current annual premium for such insurance (the “Maximum Premium”). If such insurance coverage is terminated, cancelled, cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will maintain such Insurance as can be obtained for the remainder of the six-year period for a premium not in excess of the Maximum Premium.

(d) The provisions of this Section 7.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 7.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall be responsible for all of the obligations thereof set forth in this Section 7.7.

SECTION 7.8 Publicity. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, unless, in the judgment of the Company or Parent, as applicable, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or any of its Affiliates lists securities, provided that, to the extent permitted by applicable Law, the party required to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof. The Company and Parent agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed to by them.

SECTION 7.9 Employment and Employee Benefits; 280G.

(a) Parent shall cause the Surviving Corporation and its subsidiaries to provide employees of the Company and its subsidiaries (the “Company Employees”) (i) for the period of twelve months immediately following the Closing Date, (x) the same level of base salary as in effect on the Closing Date, (y) employee benefit and incentive plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements (excluding stock-based compensation, the Deferred Compensation Plan Payments and all change of control bonuses and/or severance payments payable solely as a result of the Merger and not as a result of any events occurring post-Closing) provided by the Company and its affiliates to Company Employees prior to the Closing Date, and (z) continued coverage under the Company’s severance plans or policies on the same terms and conditions of such plans or policies immediately prior to the Closing Date; and (ii) for the period immediately following the Closing Date until December 31, 2010 (it being acknowledged that payments related to the Company’s 2010 fiscal year incentive plans are payable on or before March 15, 2011), the same level of cash incentive bonus opportunity as in effect on the Closing Date. From and after the Closing Date, Parent or one of its affiliates shall honor, and shall cause the Surviving Corporation to honor, in accordance with their terms, all employment, retention and severance agreements and all severance, incentive and bonus plans, programs and arrangements (excluding with respect to stock-based compensation) as in effect on the Closing Date that are applicable to any current or former employees or directors of the Company. Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Section 7.9(a) is intended to preclude Parent from causing Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee of the Company or its Subsidiaries. Parent or one of its affiliates shall recognize the service of the Company Employees with the Company and its affiliates prior to the Closing Date as service with Parent and its affiliates in connection with any pension or welfare benefit plans and policies (including vacations, paid time-off, and holiday policies) maintained by Parent or one of its affiliates which is made available following the Closing Date by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accrual). Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date. The parties acknowledge and agree that all provisions contained in this Section 7.9(a) are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any employees or former employees of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with the Surviving Corporation or any of its Affiliates.

(b) As soon as reasonably practicable following the date of this Agreement, but in no event later than five days prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Company shall use its reasonable best efforts to (i) ensure that the payments and benefits that would otherwise constitute a “parachute payment” be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code and (ii) take all actions necessary to so exempt any such payments and benefits (including, without limitation, to obtain any necessary consents from such disqualified individuals). The Company shall prepare, and cause to be mailed promptly after the date hereof, to the Stockholders, a disclosure document including relevant information with respect to this Agreement and the transactions contemplated by this Agreement (the “Company Disclosure Document”), meeting the requirements of the Code. The Company shall deliver a draft of the Company Disclosure Document to Parent promptly after the date hereof and, promptly following such delivery, Parent shall provide Company its comments, if any, regarding the Company Disclosure Document, including those portions relating to “parachute payments” within the meaning of Section 280G of the Code, and Company shall incorporate such reasonable comments of Parent.

SECTION 7.10 Supplementation and Amendment of Schedules. From time to time until the Effective Time, the Company may supplement or amend the Company Disclosure Schedules which were delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Company Disclosure Schedules or which is necessary to correct any information in such Company Disclosure Schedules which has been rendered inaccurate thereby. No such supplement or amendment shall have any effect on the determination as to whether the conditions to closing set forth in Section 8.1(a) or Section 8.1(b) have been satisfied.

SECTION 7.11 No Shop. From the date hereof until the Closing Date, the Company will not and will not permit its Subsidiaries, or any of their respective directors, officers, employees, representatives or agents to directly or indirectly, except as contemplated by this Agreement, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material assets of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) or any capital stock or other equity interests of the Company or any of its Subsidiaries (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each of the Company and its Subsidiaries shall (and shall cause their respective representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing.

SECTION 7.12 Financing.

(a) Each of Parent and Merger Sub will use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter in a timely manner including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) timely comply with its obligations and satisfy on timely basis all conditions under the Debt Commitment Letter at Closing and the definitive agreements with respect thereto, assuming this Agreement has not been duly terminated pursuant to Section 10.2. In the event that all conditions to the Commitment Letters and all conditions in Section 8.1 have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and other Persons to fund the Debt Financing and Equity Financing required to consummate the Merger on the Closing Date. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters (so long as this Agreement has not otherwise been duly terminated pursuant to Section 10.2), Parent shall use its reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”), including from alternate sources, as promptly as practicable following the occurrence of such event. In furtherance of the provisions of this Section 7.12(a), the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded to add or replace one or more lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or modify one or more facilities to replace or otherwise modify the Debt Commitment Letter, or otherwise in manner not less beneficial in the aggregate to Parent and the Merger Sub (as determined in the reasonable judgment of Parent), (the “New Debt Commitment Letters”), provided that the New Debt Commitment Letters shall not (i) amend the conditions to the Debt Financing so as to adversely impact the ability of Parent or the Merger Sub to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; or (ii) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (ii), replaced with an amount of new equity financing on terms no less favorable in any material respect to the Company and the Representative than the terms set forth in the Equity Commitment Letter or one or more new debt facilities pursuant to the new debt facilities pursuant to the New Debt Commitment Letters). Upon and from and after each such event, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter that is not so superseded at the time in question and the New Debt Commitment Letters to the extent then in effect. Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Notwithstanding anything to the contrary in this Agreement, the obligations of Parent set forth in this Section 7.12 shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, in each case in accordance with the terms of Section 11.11. Notwithstanding anything contained in this Section 7.12 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (1) to amend or waive any of the terms or conditions hereof or (2) to consummate the Closing any earlier than the final day of the Marketing Period.

(b) Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective accountants, consultants, legal counsel, officers and employees to use their commercially reasonable efforts to, provide to Parent and Merger Sub, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (including, for the avoidance of doubt, any issuance of Senior Notes or Exchange Notes as defined in and contemplated by the Debt Commitment Letter), including using reasonable best efforts to (i) cause, upon reasonable advance notice by Parent and on a reasonable number of occasions, appropriate officers and employees of the Company and its Subsidiaries to participate in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and to assist with the preparation of materials for rating agency presentations, offering documents, roadshow presentations, private placement memoranda, offering memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and otherwise assist in the marketing efforts related to the Debt Financing, (ii) provide its accountants with appropriate representations in connection with the preparation of, and furnish Parent and Merger Sub and their financing sources as promptly as practical with, financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and that is customary to be included in an offering document relating to an underwritten offering of high-yield debt securities under Rule 144A of the Securities Act, including financial statements of the Company and its Subsidiaries required by Regulation S-X of the Securities Act for an offering of securities registered on Form S-1 (excluding any additional financial statements, schedules or disclosures required by Regulation S-X as a result of the terms of Parent’s offering of debt or other securities, including under Rule 3-10 and Rule 3-16 of Regulation S-X) that would be considered current for purposes of a registration statement at the time of Closing), any unaudited quarterly financial data as required by Regulation S-K of the Securities Act and any other financial data required to be delivered pursuant to Sections 5 through 7 of Exhibit D to the Debt Commitment Letter (all such information in this clause (ii), the “Required Information”), (iii) both before and after the Closing Date, provide appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries and obtain accountants’ consents in connection with the use of the Company’s financial statements in offering documents, prospectuses and similar documents which are filed with the Securities and Exchange Commission, (iv) obtain customary accountants’ comfort letters (including “negative assurance” comfort on any pro forma financial data referenced above), legal opinions, surveys and title insurance as reasonably requested by Parent; (v) execute and deliver and cause its Subsidiaries to execute and deliver, effective as of the Effective Time and on the Closing Date, one or

more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters) and otherwise reasonably facilitate the pledging of collateral and take all necessary corporate or other entity actions to facilitate all of the foregoing (it being understood that the Company shall not be required to execute any Contracts prior to the Closing Date), (vi) at least five days prior to the Closing Date, provide all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act; and (vii) arrange for the repayment on the Closing Date of all of the Company’s existing secured bank and unsecured notes facilities from the proceeds of the Financing contemplated hereby, including by providing the lenders and holders of notes thereunder with such notices of the transactions contemplated hereby and the closing thereof as may be required under such facilities (subject to the occurrence of the Closing) and by obtaining customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date. Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by Company or its Subsidiaries in connection with such cooperation.

SECTION 7.13 Tender Offers. Not less than ten (10) Business Days after the execution and delivery of this Agreement, the Company shall commence tender offers (the “Tender Offers”) pursuant to Rule 14e of the Exchange Act for the Subordinated Notes and the Company Notes, in each case accompanied by consent solicitations requesting the holders of such notes to amend their respective Indentures to remove substantially all the negative covenants and events of default therefrom that could be removed by a vote of a simple majority of noteholders. Parent and Merger Sub shall use commercially reasonable efforts to assist the Company in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Tender Offers. The Company shall, after consultation with Parent, determine the offer price in the Tender Offers and any the amount of any consent payments in connection with the consent solicitations, and the Company, Parent and Merger Sub shall mutually agree upon such other terms, conditions and structure of the Tender Offers (which shall also include the elimination of substantially all negative covenants and events of default in the Notes) provided that each party agrees not to unreasonably withhold its consent to such other terms, conditions and structures that are advised by the investment banking firm managing such tender to be customary for tenders of this type (as market conditions exist as of the date of this Agreement); provided that notwithstanding the foregoing, consent to terms, conditions and structures which are no less favorable to the holders of the Notes than those recommended by such investment banking firm, cannot be withheld by a party, if the other party agrees to otherwise bear the cost of such term, condition or structure. The Tender Offers shall not be consummated nor shall any amounts be payable to the holders of the Notes in the event this Agreement is terminated pursuant to Section 10.2. Except as otherwise provided herein, all premiums consented to by the

Company with respect to up to 75% of the aggregate principal amount of the Notes tendered in the Tender Offers and all interest accruals on the Notes through the Closing Date (and with respect to up to 75% of the aggregate principal amount of the Notes, interest accruals for the 30 day period commencing on the day following the Closing Date) (collectively, the “Company Tender Costs”) shall be borne by the Company and shall be deemed Indebtedness. All premiums and interest accruals related to the Notes, other than the Company Tender Costs, and all costs, fees and expenses incurred in connection with the Tender Offers or payments made in connection therewith, including payments made to the investment banking firm managing such tender, and legal and accounting fees and expenses incurred in connection therewith, shall be paid by Parent (all such costs, fees and expenses to be borne by Parent under this Section 7.12, the “Parent Tender Costs”).

SECTION 7.14 Notice of Current Events. The Company shall keep Parent informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax, criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, other than in each case ordinary course events, discussions, notices and changes which are not material to the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent and its Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meetings with regulators).

SECTION 7.15 Tax Treatment. Unless otherwise required by applicable Law, Parent, Holdco and the Company agree (i) to treat the Merger as (A) a redemption of a portion of the Company’s shares from the Company’s stockholders and (B) an acquisition by Parent of a portion of the Company’s shares from the Company’s stockholders, and (ii) to treat (X) the Contribution and (Y) the contemporaneous subscription for Holdco securities by the Guarantors as integrated transactions and together as transfers described in Section 351 of the Code. None of Parent, Holdco or the Company will take any position to the contrary on any Tax Return or otherwise, unless required by applicable Law.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1 Conditions Precedent to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Company contained in Article V and Section 11.11 (other than those in Sections 5.2 and 5.4 (collectively, the “Excluded Representations”)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing as if made as of the Closing (except for such representations and warranties that speak as of a specific date, which shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the Excluded Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing; and Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect;

(b) the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing;

(c) no Order of any Governmental Body of competent jurisdiction shall be in effect or pending, and no Law shall have been enacted, adopted, or pending, that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and no Legal Proceedings by any Governmental Body with respect to the transactions contemplated by this Agreement shall be pending that seek to enjoin, restrain, make illegal or otherwise prohibit the transactions contemplated by this Agreement;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(e) the Company shall have delivered, or caused to be delivered, to Parent pay-off letters evidencing the repayment of the Indebtedness under the Credit Agreement pursuant to Section 3.3(a), together with documents evidencing the release of all Liens relating thereto;

(f) the Company shall have delivered to Parent on the Closing Date (i) a certification from the Company, signed by an authorized officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certification in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) proof that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(g) the Company shall have received affirmative tenders and acceptances of payment for not less than 50.1% of the aggregate principal amount of each of the outstanding Subordinated Notes and the outstanding Company Notes pursuant to the Tender Offers;

(h) the Management Termination Agreement shall be in full force and effect;

(i) the Contribution Agreement shall be in full force and effect and immediately prior to the Closing the Contributors shall have fulfilled all of their Obligations thereunder including contributing the Contributed Shares to Holdco; and

(j) no Event shall have occurred since the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) (i) The representations and warranties of Parent and Merger Sub contained in Article VI (other than those in Section 6.2), disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct, in each case as of the date of this Agreement and as of the Closing as if made as of the Closing (except for such representations and warranties that speak as of an earlier date, which shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement; and (ii) the representations and warranties set forth in Section 6.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect;

(b) Parent shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Parent at or prior to the Closing, and the Company shall have received a certificate signed by an authorized officer of Parent, confirming the foregoing;

(c) no Order of any Governmental Body of competent jurisdiction shall be in effect or pending, and no Law shall have been enacted, adopted or pending that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and no Legal Proceedings by any Governmental Body with respect to the transactions contemplated by this Agreement shall be pending that seek to enjoin, restrain, make illegal or otherwise prohibit the transactions contemplated by this Agreement;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(e) Parent shall have delivered, or caused to be delivered, to the Company evidence of payment of all amounts contemplated by Section 3.3 in accordance with the terms thereof.

SECTION 8.3 Frustration of Closing Conditions. Neither the Company nor Parent may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 9.1 Survival Past Closing. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing (other than those covenants or agreements which by their terms are to be performed in whole or in part after Closing which shall survive the Closing until performed in accordance with their terms). There are no remedies available to the parties hereto with respect to any breach of the representations, warranties and covenants of the parties to this Agreement after the Closing, except for fraud and intentional misrepresentation and except with respect to covenants to be performed following Closing.

ARTICLE X

CLOSING AND TERMINATION

SECTION 10.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 (or at such other place as Parent and the Company may designate in writing) at 10:00 a.m. (Eastern time) on a date to be specified by Parent and the Company, which date shall be no later than the fourth Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Parent and the Company. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior notice to the Company and (b) the final day of the Marketing Period, or on such other date as is mutually agreeable to Parent and the Merger Sub. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.

SECTION 10.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:

(a) at the election of the Company or Parent on or after August 18, 2010 (the “Termination Date”), if the Effective Time shall not have then occurred by the close of business on such date, provided that neither Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 10.2(a) if the principal reason the Merger shall not have been consummated by such date is the willful or intentional breach by such party of its obligations under this Agreement, and provided further that such date shall be automatically extended for 60 days if only the conditions to Closing set forth in Sections 8.1(d) and 8.2(d) remain unsatisfied or unwaived as of the Termination Date (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions);

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided that neither Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 10.2(c) if the issuance of such final nonappealable Order was primarily due to the willful or intentional breach by such party of its obligations under this Agreement;

(d) by Parent if (x) Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Sections 8.1(a) or 8.1(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by the Company of notice of such breach from Parent (or if the Termination Date is less than thirty (30) days from the date of notice by Parent, such breach is not cured, or is not capable of being cured, by the Company by the Termination Date);

(e) subject to Section 10.3 below, by the Company if (x) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (y) any of the conditions set forth in Sections 8.2(a) or 8.2(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is capable of being cured, such breach shall not have been cured within thirty (30) days following receipt by Parent of notice of such breach from the Company (or if the Termination Date is less than thirty (30) days from the date of notice by the Company, such breach is not cured, or is not capable of being cured, by Parent by the Termination Date); and

(f) subject to Section 10.3 below, by the Company, if all of the conditions set forth in Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date the Closing should have occurred pursuant to Section 10.1 solely because the proceeds of the Debt Financing are not available to Parent, or would not have been received by Parent if the Closing had occurred on the date of such termination, and the Company certified in writing that it was ready and willing to consummate the Closing during such period; provided, however, that during such period of two (2) Business Days following the date the Closing should have occurred pursuant to Section 10.1, no party shall be entitled to terminate this Agreement pursuant to Section 10.2(a).

SECTION 10.3 Effect of Default under Contribution Agreement. Notwithstanding anything contained in Sections 10.2(e) or 10.2(f) above, the Company shall not have the right to terminate this Agreement under Sections 10.2(e) or 10.2(f) and collect the Termination Fee under Section 10.5(b) hereof if the sole reason Parent is in breach of this Agreement or is unable to consummate the Closing is due to the failure of the Contributors to make the Contribution in accordance with the terms of the Contribution Agreement or otherwise honor their obligations under the Contribution Agreement and the Parent has certified in writing to the Contributors and the Company that it is ready, willing and able to consummate the Closing if the Contribution were consummated.

SECTION 10.4 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 10.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.

SECTION 10.5 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 10.2, then, subject to Section 10.3 hereof, each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent or the Company; provided, however, notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise specifically provided herein no such termination shall relieve any party hereto from liability for any willful or intentional breach of this Agreement occurring prior to such termination, (ii) except as otherwise specifically provided herein no such termination shall relieve Parent of its obligations to pay the Termination Fee if it is payable pursuant to Section 10.5(b), and (iii) the obligations of the parties set forth in Section 7.6, Section 7.8, this Section 10.5 and Article XI hereof (including, without limitation, Section 11.11) (and all related definitions contained in Article I) shall survive any such termination and shall be enforceable hereunder.

(b) In the event that this Agreement is validly terminated pursuant to Section 10.2(e) or Section 10.2(f), then, except in circumstances when the Company is seeking specific performance under Section 11.11(b), Parent shall pay an amount equal to $49,000,000 (the “Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within five Business Days following such termination) (it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion).

(c) The parties acknowledge that the agreements contained in Section 10.5(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that the Company would not have entered into this Agreement without the agreements in Section 10.5(b); accordingly, if Parent fails to promptly pay any amounts due pursuant to Section 10.5(b) and, in order to obtain such payment, the Company commences a suit which results in a judgment or ruling against Parent for all or a portion of the fee set forth in Section 10.5(b), Parent shall pay to the Company the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at a per annum rate equal to the prime lending rate charged by Bank of America N.A. at such time for demand loans in U.S. dollars to its most creditworthy customers plus two percent per annum from the date such amounts were required to be paid until the date actually received by the Company.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, each of the parties hereto expressly acknowledges and agrees that, with respect to any termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to Section 10.5(b), payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Parent, any Specified Person (as defined below) or any of their respective assets, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement of the Company and its Subsidiaries and any stockholder of the Company or other Person against Parent, Merger Sub, the Guarantors, the financing sources under the Debt Financing and the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent, Merger Sub, the Guarantors or the financing sources under the Debt Financing or any current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or of any of the foregoing (collectively, the “Specified Persons”) for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Merger to be consummated, and upon payment of such amount, none of the Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 10.5(c)). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to Section 10.5(b), subject to Section 11.11, the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. For the avoidance of doubt, in the event the Closing does not occur, in no event shall the Specified Persons be subject to (nor shall the Company, any of its Subsidiaries, Stockholders or any other Person seek to recover) monetary damages in excess of Termination Fee (inclusive of any amounts owing under the Guarantee) for all losses arising from or in connection with breaches by Parent or Merger Sub of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action in law or equity that the Company, any of its Subsidiaries, any Stockholder or any other Person may have for any loss suffered as a result of the failure of the Merger to be consummated, including for a breach of Section 10.1 as a result of the Debt Financing not being available to be drawn or otherwise arising from the Debt Financing Commitments (provided that Parent and Merger Sub have fulfilled their obligations under Section 7.12). While the Company may pursue both a grant of specific performance under Section 11.11 and the payment of the Parent Termination Fee under this Section 10.5(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Parent Termination Fee.

(e) Notwithstanding the foregoing, payment of the Termination Fee pursuant to Section 10.5(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which the Company would be entitled to assert against Parent, any Specified Person (other than any financing source in respect of the Debt Financing, as to which financing sources the payment of the Termination Fee shall be the sole remedy) or any of their respective assets with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of Parent in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or misrepresentation of any of the representations, warranties or covenants of Parent in this Agreement, it being acknowledged that either the failure to obtain the Debt Financing or the failure to close solely because the Contributors failed to contribute the Contributed Shares in accordance with the terms of and pursuant to the Contribution Agreement (provided Parent has delivered the written certification referenced in Section 10.3 hereof) shall not constitute a willful or intentional breach, it being further acknowledged that a failure by Parent to effect the Closing if the Debt Financing is available and would be funded if the Equity Financing was funded shall constitute a willful or intentional breach (except in the case of any failure solely caused by any Contributor failing to effect the contribution of its Contributed Shares pursuant to and in accordance with the terms of the Contribution Agreement and provided Parent has delivered the written certification referenced in Section 10.3 hereof).

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement (“Transfer Taxes”) and the expense of preparing and filing Tax Returns with respect to such Transfer Taxes shall be borne by Parent. Except as required by applicable law, Parent shall prepare all such Tax Returns, and the Representative shall cooperate fully (as and to the extent requested by Parent) in connection with the filing of such Tax Returns.

SECTION 11.2 Expenses. If the transactions contemplated hereby are consummated, except as otherwise expressly provided in this Agreement, all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by the Company, the Stockholders, Parent and the Merger Sub shall be paid by the Surviving Corporation; provided that any such fees, costs and expenses incurred by the Company, the Stockholders or any of the Company’s Subsidiaries which remain unpaid as of the Closing Date shall be treated as Transaction Expenses. If the transactions contemplated hereby do not take place, except as otherwise expressly provided in this Agreement, all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, shall be paid by the party incurring such expense.

SECTION 11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Company Disclosure Schedules, the Parent Disclosure Schedules and exhibits hereto) and all agreements among any of the parties hereto referenced herein, including without limitation the Contribution Agreement, the Equity Commitment Letter, the Limited Guarantee, the Confidentiality Agreement, the Company Documents and the Parent Documents, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, the Company and the Representative (on behalf of the Stockholders). No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 11.4 Governing Law; Submission to Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Agreement or the Financing, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan within the State of New York in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute. Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and it will cause its Affiliates not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Specified Persons in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any state or Federal court sitting in the Borough of Manhattan within the State of New York.

SECTION 11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

M-Foods Holdings, Inc.

301 Carlson Parkway

Suite 400

Minnetonka, Minnesota 55305

Attn:    Chief Executive Officer

with a copy to:

Thomas H. Lee Partners

100 Federal Street, 35th floor

Boston, Massachusetts 02110

Attn:    Kent Weldon

             Joshua D. Bresler

and to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th floor

Boston, Massachusetts 02110

Attn: Marilyn French, Esq.

If to Parent, Merger Sub and, post-closing, the Surviving Corporation, to:

MFI Midco Corporation

MFI Acquisition Corporation

c/o GS Capital Partners VI Fund, L.P.

200 West Street

New York, NY 10282-2198

Attn:    Adrian Jones

            Oliver Thym

            Nicole Agnew

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:    Robert C. Schwenkel, Esq.

            Murray Goldfarb, Esq.

SECTION 11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.7 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as contemplated by Section 3.3 (with respect to the Stockholders’ right to receive the Merger Consideration and the Company’s optionholders’ right to receive the Option Cancellation Amount), Section 7.7, Section 7.9, Sections 7.12, 11.4 and 11.9 (with respect to financing sources under the Debt Financing) and Section 10.5(d) (with respect to Specified Persons). No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, Parent, Merger Sub and, following the Closing, the Surviving Corporation may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and/or any of their Affiliates’ financing sources and (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, however, that in any such case, no assignment or delegation of any obligations hereunder shall relieve the assigning party of any its obligations hereunder. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any employees or former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan, or any dependent beneficiary thereof or (ii) continued employment with the Company or any of its Subsidiaries.

SECTION 11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 11.9 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Company Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.9.

SECTION 11.10 Representative.

(a) The Stockholders have irrevocably appointed the Representative as the representative, agent, proxy, and attorney in fact for all the Stockholders for all purposes under this Agreement including the full power and authority to act on the Stockholders’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including pursuant to Section 4.2); (ii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including pursuant to Section 4.2); (iii) to receive and disburse to the Stockholders any funds received on behalf of the Stockholders under this Agreement or otherwise; (iv) to withhold any amounts received on behalf of the Stockholders to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Stockholders or the Representative in the performance of their duties hereunder; (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Stockholders); and (vi) to take all other actions to be taken by or on behalf of the Stockholders in connection with this Agreement (including pursuant to Section 3.4) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The agency and proxy granted by the Stockholders are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder. All decisions and actions by the Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement. The power of attorney granted by each Stockholder to the Representative is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Stockholder.

(b) The Representative hereby represents and warrants to Parent and Merger Sub that the appointment of the Representative by the Stockholders and the authority to act on the Stockholders’ behalf pursuant to Section 11.10(a): has been duly and validly authorized by all requisite action, and no other proceedings on the part of the Representative or the Stockholders is necessary to authorize such appointment or action, and (b) will not: (i) conflict with or violate the governing documents of the Representative; (ii) conflict with or violate any Law applicable to the Representative; or (iii) conflict with, result in any breach of, give rise to a right of termination, cause the forfeiture of any right, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any notice or consent of any Person pursuant to, or otherwise violate any Contract binding upon the Representative.

SECTION 11.11 Performance.

(a) Parent and Merger Sub (the “Buying Parties”) acknowledge and agree that the breach of this Agreement by any of the Buying Parties would cause irreparable damage to the Company and that the Company will not have an adequate remedy at Law, and the Company acknowledges and agrees that the breach of this Agreement by the Company or the Representative would cause irreparable damage to the Buying Parties and that the Buying Parties will not have an adequate remedy at Law. Therefore, subject to Section 11.11(b), the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

(b) Notwithstanding the foregoing provisions of Section 11.11(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to effect the Closing in accordance with Section 10.1 and make the payments required by Sections 3.3, 3.4 and 4.3 (including specifically enforcing Parent’s obligation to cause the Equity Commitment Letter to be funded to fund the Merger) only in the event that (i) all conditions in Section 8.1 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing would have occurred but for the failure of Parent to effect the Closing, (ii) the financing provided for by the Debt Commitment Letters (or, if alternative financing is being used in accordance with Section 7.12(a), pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Contributors have certified that if the Equity Financing and Debt Financing are funded, then they will fulfill all of their obligations under the Contribution Agreement, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance under this Section 11.11(b) and the payment of the Termination Fee under Section 10.5(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

M-FOODS HOLDINGS, INC.

By:
Name:
Title:

MFI MIDCO CORPORATION

By:
Name:
Title:

MFI ACQUISITION CORPORATION

By:
Name:
Title:

MICHAEL FOODS INVESTORS, LLC (solely in its capacity as the Representative)

By:
Name:
Title:

Signature Page to Merger Agreement

For purposes of Section 7.15 only:

MFI HOLDING CORPORATION

By:
Name:
Title:

Signature Page to Merger Agreement